Exhibit 1

EMBRAER SELLS 50 ERJ 145 AND 50 EMBRAER 190 JETS TO HNA GROUP
Deliveries of both models to begin in 2007

São José dos Campos, August 30, 2006 – Embraer announced today the sale of 50 ERJ 145s and 50 EMBRAER 190s to HNA Group, the fourth largest airline company in China. The deal marks the first contract involving an E-Jet in mainland China. The total value of the firm aircraft at list price is US$ 2.7 billion.

Deliveries will begin in September 2007 for the ERJ 145s. The 50-seat ERJ 145s will be produced by the joint venture Harbin Embraer Aircraft Industry (HEAI), in the city of Harbin, in the Heilongjiang Province. For the EMBRAER 190, deliveries are planned to start in December 2007. The 106-seat EMBRAER 190, to be configured for single class service, will be manufactured at the plant in São José dos Campos, Brazil.

“We are delighted to make public this deal which confirms the correctness of our vision and Embraer’s long-term strategy to become an important player in the Chinese market. The 50 ERJ 145s will help HNA Group build a strong regional aviation network – a solid foundation for its growth plans. At the same time, the debut of the EMBRAER 190 in mainland China is perfect for HNA Group’s expansion plans for medium density markets as well as high frequency city-pairs, given the size, excellent performance, passenger comfort and economics of our E-Jets,” said Maurício Botelho, Embraer Chairman, President and CEO.

“China and Brazil have joined forces and successfully produced the world-class ERJ 145 family jet aircraft for the Chinese market. The order of 50 ERJ 145s by HNA Group will further secure the future success of the joint venture which, in turn, will strengthen the cooperation between China and Brazil in the aviation field. In addition, the deal that was sealed today will push forward the booming of both the regional jet manufacturing business and the regional air transportation market in China,” said Mr. Zhang Hongbiao, President of China Aviation Industry Corporation II (AVIC II), Embraer’s partner in the HEAI joint venture.

The introduction of the ERJ 145 and the EMBRAER 190 will help improve the current domestic route network by deploying a mixed fleet on thin routes or to open new market. This will benefit the economic development of small/medium cities in the West and Northeast regions.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias rosana.dias@embraer.com.br Cell: (+55 12) 9724 4929 Phone: (+55 12) 3927 1311 Fax: (+55 12) 3927 2411	Pedro Ferraz pedro.ferraz@embraer.com Cell: (+1 954) 651 1871 Phone: (+1 954) 359 3414 Fax: (+1 954) 359 4755	Stéphane Guilbaud sguilbaud@embraer.fr Cell: (+33 6) 7522 8519 Phone: (+33 1) 4938 4455 Fax: (+33 1) 4938 4456	Catherine Fracchia cfracchia@embraer.fr Cell: (+33 6) 7523 6903 Phone: (+33 1) 4938 4530 Fax: (+33 1) 4938 4456	Tracy Chen tracy.chen@bjs.embraer.com Cell: (+86) 1391 018 2281 Phone: (+86 10) 6505 5045 Fax: (+86 10) 6505 9866

“HNA Group is operating the biggest fleet of regional jets in China,” said Mr. Chen Feng, Chairman of HNA Group. “The acquisition of ERJ 145s and EMBRAER 190s represents an important validation of our strategy of providing more flexible flights to match the rapidly increasing demand of the domestic market in China.”

As of June 30, 2006, Embraer had delivered 163 E-Jets to customers in Canada, the United States, Ecuador, Panama, Saudi Arabia, Finland, Poland, Italy, Germany, India and Hong Kong. Also, Embraer delivered 858 ERJ 145 commercial aircraft worldwide.

Both families of Embraer commercial aircraft – the E-Jets and the ERJ 145 – are currently flying with more than 70 airlines in 43 countries around the world.

Embraer Image Gallery

Visit the Embraer Image Gallery at www.embraer.com

Note to Editors

Embraer (Empresa Brasileira de Aeronáutica S.A. - NYSE: ERJ; Bovespa: EMBR3) is the world’s leading manufacturer of Commercial jets up to 110 seats with 37 years of experience in designing, developing, manufacturing, selling and providing after sales support to aircraft for the Commercial aviation, Executive aviation, and Defense and Government segments.  With headquarters in São José dos Campos, state of São Paulo, the Company has offices and customer service bases in the United States, France, Portugal, China and Singapore. Embraer is among Brazil’s leading exporting companies. As of June 30, 2006, Embraer had a total workforce of 17,538 people, and its firm order backlog totaled US$ 10.2 billion.

This document may contain forward-looking statements regarding circumstances or events yet to take place. Such statements are based largely on current expectations, forecasts of future events, assumptions and on financial tendencies that affect the Company’s businesses, and may prove not to be accurate and are not guarantees of performance.  They are subject to risks, uncertainties and assumptions that are difficult to predict and that may include, among others: general economic, political and trade conditions in Brazil and in those markets where the Company does business; expectations on industry trends; the Company’s investment plans; its capacity to develop and deliver products on the dates previously agreed upon; and existing and future governmental regulations.  The actual results can, therefore, differ substantially from those previously published as Company expectations.  Further, in view of the inherent risks and uncertainties, the estimates, events and circumstances in such statements may not occur.  The words “believe”, “may”, “is able”, “will be able”, “estimate”, “intend”, “continue”, “project”, “anticipate”, “expect” and other similar terms are supposed to identify such forward-looking statements. The Company is not obligated to publish updates nor to revise any such statements due to new information, future events or otherwise.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias rosana.dias@embraer.com.br Cell: (+55 12) 9724 4929 Phone: (+55 12) 3927 1311 Fax: (+55 12) 3927 2411	Pedro Ferraz pedro.ferraz@embraer.com Cell: (+1 954) 651 1871 Phone: (+1 954) 359 3414 Fax: (+1 954) 359 4755	Stéphane Guilbaud sguilbaud@embraer.fr Cell: (+33 6) 7522 8519 Phone: (+33 1) 4938 4455 Fax: (+33 1) 4938 4456	Catherine Fracchia cfracchia@embraer.fr Cell: (+33 6) 7523 6903 Phone: (+33 1) 4938 4530 Fax: (+33 1) 4938 4456	Tracy Chen tracy.chen@bjs.embraer.com Cell: (+86) 1391 018 2281 Phone: (+86 10) 6505 5045 Fax: (+86 10) 6505 9866